Exhibit 99.1

For Immediate Release

Ironclad Engages With PollenTech Oy To Create the First Truly Secure Mobile Communication Platform for Consumers and Enterprise

HOUSTON, TEXAS, March 14, 2017 – Ironclad Encryption Corporation (the “Company”) (OTCQB: IRNC) today announced it has engaged PollenTech, a Finnish company, to assist in developing an ultra-secure, ultra-rugged mobile phone platform based on Ironclad’s unique and robust encryption algorithm. Members of the PollenTech development team each have more than 10 years of experience in embedded software design and development disciplines including connectivity, security, and sensors to produce elegant and intuitive phone platforms.  Having architected and placed into very high volume production a broad range of cellular handsets, PollenTech has developed a robust set of processes and rigorous methodologies for developing source code, binary code and associated documentation. This agreement and the resulting work product will accelerate the development and production of Ironclad's ultra-secure, ultra-rugged mobile phone.

“Working with Ironclad is an exciting and important opportunity for PollenTech,” said Pauli Ponnikas, CEO of PollenTech Oy. “Combining our platform development expertise with Ironclad’s unique and robust encryption technology will enable a new set of secure phone applications that address a much broader set of customers than any previous solution.”

"This is a big win for the security industry and for end users, especially knowing that a range of players from government agencies to hacker collectives may be targeting your phone even now,” stated high-tech industry veteran Mark Watson, a Director at Fitbit Operations and an Ironclad advisor. “The partnership with PollenTech offers Ironclad a fast track to getting a product in the hands of consumers that will address these many security gaps in the device we all use the most every day – our mobile phones. The Ultra-Ultra solution being delivered by Ironclad Encryption is a game changer in a world that sees security breaches announced almost daily."

About Ironclad Encryption Corporation:

Ironclad Encryption Corporation is a next-generation data security company that has developed and patented an innovative approach that dramatically enhances the strength of today’s key-based encryption technologies, making them virtually impossible to compromise.

Over the last few years, a dramatic rise in cybercrime and privacy concerns has led to increased demand for encryption technologies to protect sensitive data. However, even with new improvements, encryption technologies today still face a major weakness in that they present a single point of failure. If a hacker is able to acquire an encryption key – through brute force, side channel, or other type of attack – they will own access to all of the data protected by that key. This is where Ironclad’s innovative approach comes in.

With its patented Dynamic Encryption technology, Ironclad eliminates the single point of failure problem, and ensures that even if an encryption key is compromised, only limited bits of data can be exposed – keeping the rest of the data safe and secure. This protection is further enhanced with Ironclad’s Perpetual Authentication technology, which creates two redundant channels for encryption. In the event one channel is compromised, the second channel maintains encryption integrity. Together, these technologies not only eliminate the single point of failure problem, but do so without adding latency or performance overhead.

Ironclad’s Mission:  Providing global freedom to execute electronic transmissions and store electronic data absent the oppressive intrusion of cyber-terrorism that causes destruction and loss. Offering cyber security encryption so advanced, it operates without performance degradation or significant bandwidth usage.

To learn more about Ironclad Encryption Corporation, visit:  www.ironcladencryption.com

About PollenTech Oy:

PollenTech provides embedded software design and development services for a variety of applications ranging from cell phones to IoT sensors and gateways. Leveraging deep experience working with, and as part of, world class mobile device and mobile system companies, PollenTech creates robust and high quality solutions that meet stringent customer requirements and timetables. PollenTech can work on any and all layers of the embedded SW stack from kernel to applications, on any operating system including Android, on any IC vendor platform including all IoT silicon providers and in any market including IoT, mobile, consumer electronics, industrial and automotive.

The PollenTech logo and PollenTech are registered trademarks of PollenTech, Oy.  All other trademarks are the property of their respective owners.  For more information, please visit:  www.pollentech.io

Contacts:

Ironclad Encryption Corporation J.D. McGraw (888) 362-7972 or Halliburton Investor Relations Tom Carey or Geralyn DeBusk (972) 458-8000	PollenTech Mendy Ouzillou mendy.ouzillou@pollentech.io